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                                                                    Exhibit 99.2
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MATERIAL SCIENCES CORPORATION NAMES
MOORE to Chief Operating Officer,
Williams as Subsidiary group Vice President



ELK GROVE VILLAGE, IL, April 30, 1997 -- Material Sciences Corporation (NYSE:MSC) today announced that Thomas E. Moore, 51, will become the company's executive vice president and chief operating officer effective May 1, 1997. The COO position became available after Gerald G. Nadig was elected chief executive officer effective January 1, 1997. Edward A. Williams was named group vice president and general manager of MSC Walbridge Coatings Inc., to succeed Moore.

Commenting on Moore's promotions, Nadig said, "Tom has done an excellent job at our Walbridge Coatings operation and this recognition is well deserved."

Moore began his career at MSC as general manager of its MSC Walbridge Coatings Inc., subsidiary in 1984 and was appointed vice president and general manager in 1987. In 1993, Moore was promoted to his current position as executive vice president and general manager. His previous business experience included various engineering and management positions with Sharon Steel Corporation. Moore received his B.S.E.E. from Drexel University. Moore, his wife Nancy, and their three children will be relocating to the Chicago area later this year.

Williams, 38, joined MSC Walbridge Coatings Inc. as plant manager in 1993. His previous business experience included engineering and management positions with Armco Steel Company and National Steel Midwest Division. Williams received his B.S. in metallurgical engineering in 1982 from the University of Cincinnati. He lives in Perrysburg, Ohio, with his wife Patty and their two daughters.

Material Sciences Corporation is a technology-based manufacturer of continuously processed specialty coated materials and services. The

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News Release
April 30, 1997
Page 2



company's four principal product groups are Laminates and Composites, Specialty Films, Coil Coating, and Electrogalvanizing. Its materials are sold to a variety of manufacturers and distributors and used across a broad spectrum of industries and products. Founded in 1971 and headquartered near Chicago, MSC operates seven manufacturing plants in the U.S. and sells its products around the world.

For further information on Material Sciences by Fax, dial 1-800-PRO-INFO, ext. MSC. Information about Material Sciences through the Internet is available at: http://www.matsci.com/

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